JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of November 30, 2020, is by and among IHC Holdings, Inc., a Nevada corporation, and Brian Kapiloff (collectively, the “Filers”). Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.0001 per share, of BRP Group, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

Each of the Filers agrees to be responsible for the timely filing of the Schedule 13G, and for the completeness and accuracy of the information concerning itself contained therein. This Joint Filing Agreement may be terminated by any of the Filers upon written notice.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 30th day of November, 2020.

IHC Holdings, Inc.

By:	/s/ Brian Kapiloff
Brian Kapiloff, President

/s/ Brian Kapiloff
Brian Kapiloff